As filed with the Securities and Exchange Commission on July 29, 1997.
                                            Registration No. 333-_____________.
===============================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                               -----------------

                                    FORM S-8
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933


                      ------------------------------------


                               THE COMPANY DOCTOR
             (Exact name of registrant as specified in its charter)


          Delaware                                    72-1234136
 (State or other jurisdiction             (I.R.S. Employer Identification No.)
of incorporation or organization)


                   5215 North O'Connor Boulevard, Suite 1800
                              Irving, Texas 75039
                           Telephone: (972) 401-8300
              (Address, including zip code, and telephone number,
                      including area code, of registrant's
                          principal executive offices)

                               The Company Doctor
                              Amended and Restated
                           Omnibus Stock Plan of 1995
                            (Full title of the plan)

                             Donald F. Angle, M.D.
                   5215 North O'Connor Boulevard, Suite 1800
                              Irving, Texas 75039
                           Telephone: (972) 401-8300
           (Name, address, including zip code, and telephone number,
                         including area code, of agent
                                  for service)

                                    Copy to:

                             Robert W. Walter, Esq.
                    Berliner Zisser Walter & Gallegos, P.C.
                                   Suite 4700
                              1700 Lincoln Street
                             Denver, Colorado 80203
                           Telephone: (303) 830-1700

                               -----------------

                        CALCULATION OF REGISTRATION FEE

================================================================================================================
                                 AMOUNT          PROPOSED MAXIMUM        PROPOSED MAXIMUM
TITLE OF SECURITIES               TO BE           OFFERING PRICE             AGGREGATE             AMOUNT OF
 TO BE REGISTERED              REGISTERED          PER SHARE(1)          OFFERING PRICE(1)      REGISTRATION FEE
----------------------------------------------------------------------------------------------------------------
Common Stock(2) . . . . . .    1,040,875            $3.6875                $3,838,227           $1,163.10
================================================================================================================

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h). Represents the average of the high and low prices for the Common Stock as quoted on The Nasdaq SmallCap Market on July 23, 1997.

(2) Pursuant to Rule 416, includes such indeterminate number of additional shares of Common Stock as may be required to be issued pursuant to the anti-dilution provisions of the Stock Option Plan in the event of a stock split, stock dividend or similar event.
================================================================================

                                     PART I

             INFORMATION NOT REQUIRED IN THE REGISTRATION STATEMENT


                                    PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.      INCORPORATION OF DOCUMENTS BY REFERENCE

             The following documents previously filed with the Securities and Exchange Commission are incorporated herein by reference:

       (a) The Company's latest Annual Report filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), containing audited financial statements for the Company's fiscal year ended June 30, 1996;

       (b) All other reports filed by the Company pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Company's Annual Report referred to in (a) above; and

       (c) The description of Common Stock contained in the Company's Registration Statement on Form 8-A filed December 29, 1995 under the Exchange Act, which Form 8-A incorporated by reference the description of the Company's capital stock contained in the Company's Registration Statement on Form SB-2 (S.E.C. File No. 333-99530-D), as filed with the Commission under the Securities Act of 1933, as amended, on November 16, 1995 and declared effective February 6, 1996.

             All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the 1934 Act prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated herein by reference and to be part hereof from the date of filing of such documents.

ITEM 4.      DESCRIPTION OF SECURITIES

             Not applicable.

ITEM 5.      INTERESTS OF NAMED EXPERTS AND COUNSEL

             The validity of the securities offered will be passed upon for the Company by Berliner Zisser Walter & Gallegos, P.C., Denver, Colorado. A partner of such firm holds options to acquire 10,601 shares of Common Stock of the Company and owns 17,483 shares of Common Stock.

ITEM 6.      INDEMNIFICATION OF DIRECTORS AND OFFICERS

             Pursuant to the provisions of the Delaware General Corporation Law, the Company has adopted provisions in its Certificate of Incorporation which provide that directors of the Company shall not be personally liable for monetary damages to the Company or its stockholders for a breach of fiduciary duty as a director, except for liability as a result of (i) a breach of the director's duty of loyalty to the Company or its stockholders; (ii) acts or omissions not in good faith or which involve intentional misconduct or knowing violation of law; (iii) an act related to the unlawful stock repurchase or payment of a dividend under Section 174 of Delaware General Corporation Law; and (iv) transactions from which the director derived an improper personal benefit. Such limitation of liability does not affect the availability of equitable remedies such as injunctive relief or rescission.

       The Company's Certificate of Incorporation also authorizes the Company to indemnify its officers, directors and other agents, by bylaws, agreements or otherwise, to the full extent permitted under Delaware law. The Company intends to enter into separate indemnification agreements with its directors and officers which may, in some cases, be broader than the specific indemnification provisions contained in the Delaware General Corporation Law. The indemnification agreements may require the Company, among other things, to indemnify such officers and directors against certain liabilities that may arise by reason of their status or service as directors or officers (other than liabilities arising from willful misconduct of a culpable nature), to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified, and to obtain directors' and officers' insurance if available on reasonable terms.

       At present, there is no pending litigation or proceeding involving a director, officer, employee or agent of the Company where indemnification will be required or permitted. The Company is not aware of any threatened litigation or proceeding which may result in a claim for such indemnification.

ITEM 7.      EXEMPTION FROM REGISTRATION CLAIMED

             Not applicable.

ITEM 8.      EXHIBITS

*      4.1   Form of specimen certificate for Common Stock of the Company.

*      4.2   Form of specimen certificate for Warrants of the Company.

*      4.4   Form of Unit Purchase Option of the Company.

*      4.5   Form of Warrant Agreement by and among the Company, Continental
             Stock Transfer & Trust Company and Royce Investment Group, Inc.

**     4.6   The Company Doctor Amended and Restated Omnibus Stock Plan of
             1995, as amended on March 10, 1997.

**     5.    Opinion of Berliner Zisser Walter & Gallegos, P.C., regarding legality of the securities covered by this Registration Statement.

       15    Not applicable.

**     23.1  The consent of Berliner Zisser Walter & Gallegos, P.C., to the use
             of its opinion with respect to the legality of the securities covered by this Registration Statement and to the references to such firm in the Prospectus filed as part of this Registration
             Statement is included in Exhibit 5.

**     23.2  Consent of Ehrhardt Keefe Steiner & Hottman PC, independent certified public accountants for the Company.

       24.   Not applicable.

       28.   Not applicable.


-----------------
* Incorporated by reference from the Company's Registration Statement on Form SB-2 (S.E.C. File No. 333-99530-D) as declared effective on February 6, 1996.

** Filed herewith.

ITEM 9.  UNDERTAKINGS.

         (a)     Rule 415.

         The undersigned small business issuer hereby undertakes that it will:

                 (1) File, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

                          (iii) Include any additional or changed material information on the plan of distribution.

                 (2) For determining liability under the Securities Act of 1933 (the "Securities Act"), treat each post-effective amendment as a new registration statement of securities offered, and the offering of the securities at that time to be the initial bona fide offering.

                 (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

         (b)     Warrants and rights offerings.

         Not applicable.

         (h)     Indemnification.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act, and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Irving, State of Texas, on July 29, 1997.

                                        THE COMPANY DOCTOR


                                        By:  /s/ Donald F. Angle, M.D.
                                             ----------------------------------
                                             Donald F. Angle, M.D., Chairman of
                                             the Board and President

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

       SIGNATURE                       TITLE                                     DATE
       ---------                       -----                                     ----
/s/ Donald F. Angle, M.D.         Chairman of the Board and                  July 29, 1997
--------------------------        President (Principal Executive Officer)
    Donald F. Angle, M.D.


/s/ Fred G. Parrish               Chief Operating Officer                    July 29, 1997
--------------------------        and Acting Principal Financial and
    Fred G. Parrish               Accounting Officer



/s/ Carl S. Luikart               Director                                   July 29, 1997
--------------------------
    Carl S. Luikart


/s/ John P. Kennedy               Director                                   July 29, 1997
--------------------------
    John P. Kennedy


/s/ Dale W. Willetts              Director                                   July 29, 1997
--------------------------
    Dale W. Willetts


/s/ W. Howard Haun                Director                                   July 29, 1997
--------------------------
    W. Howard Haun


                                  Director
--------------------------
    Stephen W. Cavanaugh

                                 EXHIBIT INDEX


*      4.1   Form of specimen certificate for Common Stock of the Company.

*      4.2   Form of specimen certificate for Warrants of the Company.

*      4.4   Form of Unit Purchase Option of the Company.

*      4.5   Form of Warrant Agreement by and among the Company, Continental
             Stock Transfer & Trust Company and Royce Investment Group, Inc.

**     4.6   The Company Doctor Amended and Restated Omnibus Stock Plan of
             1995, as amended on March 10, 1997.

**     5.    Opinion of Berliner Zisser Walter & Gallegos, P.C., regarding legality of the securities covered by this Registration Statement.

       15    Not applicable.

**     23.1  The consent of Berliner Zisser Walter & Gallegos, P.C., to the use
             of its opinion with respect to the legality of the securities covered by this Registration Statement and to the references to such firm in the Prospectus filed as part of this Registration
             Statement is included in Exhibit 5.

**     23.2  Consent of Ehrhardt Keefe Steiner & Hottman PC, independent certified public accountants for the Company.

       24.   Not applicable.

       28.   Not applicable.

---------------
* Incorporated by reference from the Company's Registration Statement on Form SB-2 (S.E.C. File No. 333-99530-D) as declared effective on February 6, 1996.

** Filed herewith.